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                                                                   EXHIBIT 12.1



        COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS


For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings are defined as earnings from continuing operations before income taxes plus fixed charges. Fixed charges are defined as interest expensed, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense. Preferred stock dividends are divided by 100% minus the effective income tax rate.

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
                                                                Six Months
                                                              Ended June 30,                  Year Ended December 31,
                                                                  2005          2004       2003        2002        2001       2000
                                                               ---------     ---------   --------    --------    --------   -------
                                                                                     (dollars in thousands)
EARNINGS:
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES    $19,729       $27,452     $ 9,041    $ 4,677     $   990    $  (528)
FIXED CHARGES, LESS PREFERRED STOCK DIVIDENDS                     8,044        21,219      15,792      5,782       2,742      1,817
TOTAL EARNINGS                                                   27,773        48,671      24,833     10,459       3,732      1,289

FIXED CHARGES:
INTEREST EXPENSE, INCLUDING AMORTIZED PREMUIMS,                   6,844        18,964      14,781      5,564       2,660      1,723
       DISCOUNTS AND CAPITALIZED EXPENSES RELATED TO
       INDEBTEDNESS
INTEREST COMPONENT OF RENTAL EXPENSE                              1,200         2,255       1,011        218          82         94
                                                                -------       -------     -------    -------     -------    -------
                                                                  8,044        21,219      15,792      5,782       2,742      1,817
PREFERRED STOCK DIVIDENDS                                          --           1,069       1,308       --          --         --
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS            $ 8,044       $22,288     $17,100    $ 5,782     $ 2,742    $ 1,817

RATIO OF HISTORICAL EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS(A)                                 3.45x         2.18x       1.45x      1.81x       1.36x       --
                                                                =======       =======     =======    =======     =======    =======

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(a) Our earnings were insufficient to cover our fixed charges by $0.5 million for the year ended December 31, 2000.